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                 USA NETWORKS, INC. TO HOLD 1999 ANNUAL MEETING
                                 OF STOCKHOLDERS

New York - July 13, 1999 - USA Networks, Inc., (NASDAQ: USAI) announced today that it will hold its 1999 annual meeting of stockholders on September 30, 1999, in New York City. The matters to be acted upon at the 1999 annual meeting are the election of directors and the approval of the Company's appointment of auditors. The deadline for submitting stockholder proposals for the Company's 1999 annual meeting is August 13, 1999.

USA Networks, Inc. is a diversified media and electronic commerce company with assets that include the following: USA Network; SCI FI Channel; Studios USA, the Company's first-run and network production and distribution arm; USA Films; USA Broadcasting; Home Shopping Network; Ticketmaster and USA Networks Interactive, which includes Internet Shopping Network, whose primary service is First Auction, and the Hotel Reservations Network. The Company also owns a controlling interest in Ticketmaster Online-CitySearch, Inc., an internet provider of local content and online ticketing.





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                                    Contacts:

        Media Relations:                           Investor Relations:
        Adrienne Becker                            Roger Clark
        212/314-7254                               212/314-7400